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                                                               Exhibit (a)(1)(L)


            TB WOOD'S CORPORATION ANNOUNCES EXTENSION OF TENDER OFFER

CHAMBERSBURG, PA, September 21, 2005 -- TB Wood's Corporation (Nasdaq: TBWC) announced today that it will further extend the expiration date of its tender offer to purchase up to 750,000 shares of its common Stock at a price not greater than $7.50 nor less than $5.00 per share from midnight, New York City time, on Tuesday, September 20, 2005, until midnight, New York City time, on Monday, October 10, 2005, unless the Company further extends the expiration date of the tender offer.

As a result of the extension, participants in the TB Wood's Corporation 401(k) Plan have until 6:00 p.m., New York City time on Thursday, October 6, 2005 to tender their shares held in the plan.

The Company has been advised by American Stock Transfer & Trust Company, the depositary for the tender offer, that as of 5 p.m. New York City time on Tuesday, September 20, 2005, approximately 1,565,000 shares of common stock had been tendered and not withdrawn pursuant to the offer. Based on a preliminary count by American Stock Transfer & Trust Company, approximately 970,100 shares were tendered at a price at or below $7.25 and approximately 594,900 shares were tendered at $7.50 per share.

The Company is also considering increasing the number of shares it will purchase in its tender offer from 750,000 shares up to as much as the number of shares currently tendered and is currently in negotiations with AEA Mezzanine Fund LP and AEA Mezzanine (Unleveraged) Fund LP to obtain financing for the purchase of such an increased number of shares.

As previously disclosed, the Company is in discussions with the Securities and Exchange Commission ("SEC") regarding its accounting treatment of post-employment healthcare benefit obligations based on its receipt of a comment letter from the Staff of the SEC during the second quarter of 2005. The Company expects to conclude these discussions prior to the expiration date of the tender offer, as may be amended.

The information agent is D.F. King & Co., Inc. The depositary is American Stock Transfer & Trust Company. For questions and information, please call the information agent toll free at (800) 669-5550.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF TB WOOD'S COMMON STOCK. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT TB WOOD'S DISTRIBUTED TO ITS SHAREHOLDERS. SHAREHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION'S WEB SITE AT WWW.SEC.GOV. SHAREHOLDERS AND INVESTORS ALSO MAY OBTAIN A COPY OF THESE DOCUMENTS, AS WELL AS ANY OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT CHARGE, FROM D.F. KING & CO., INC., THE INFORMATION AGENT FOR THE TENDER OFFER, BY DIRECTING SUCH REQUEST TO D.F. KING & CO., INC., TOLL FREE AT (800) 669-5550.

About TB Wood's

TB Wood's is an established designer, manufacturer and marketer of electronic and mechanical industrial power transmission products which are sold to North American and international manufacturers and users of industrial equipment. Headquartered in Chambersburg, Pennsylvania, the Company operates production facilities in the United States, Canada, Mexico, Germany, Italy and India.

Additional information on TB Wood's and our products can be found online at http://www.tbwoods.com.

Safe Harbor Statement

This press release contains statements which are forward-looking within the meaning of applicable securities laws. These statements include or imply projections of future performance that are based upon the Company's current expectations and assumptions. These expectations and assumptions, as well as the Company's future performance, are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in various of the Company's documents on file with the SEC.

Contact:

     Joseph C. Horvath
     Chief Financial Officer
     (717) 264-7161, Extension 4465